Citigroup Global Markets Holdings Inc.	April 24, 2024 Medium-Term Senior Notes, Series N Pricing Supplement No. 2024-USNCH21640 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

Callable Phoenix Securities Based on the Worst Performing of the SPDR® Gold Trust and the SPDR® S&P 500® ETF Trust Due April 29, 2027

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The securities offer the potential for periodic contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. In exchange for this higher potential yield, you must be willing to accept the risks that (i) your actual yield may be lower than the yield on our conventional debt securities of the same maturity because you may not receive one or more, or any, contingent coupon payments; and (ii) your actual yield may be negative because, at maturity, you may receive significantly less than the stated principal amount of your securities and possibly nothing. Each of these risks will depend solely on the performance of the worst performing of the underlyings specified below.

▪	We have the right to call the securities for mandatory redemption on any potential redemption date specified below.

▪	You will be subject to risks associated with each of the underlyings and will be negatively affected by adverse movements in any one of the underlyings. Although you will have downside exposure to the worst performing underlying, you will not receive dividends with respect to any underlying or participate in any appreciation of any underlying. If the final underlying value of the worst performing underlying is less than its final barrier value, you will lose more than 1% of the stated principal amount of your securities for every 1% by which the final underlying value of the worst performing underlying has declined beyond the buffer amount. Accordingly, the lower the final underlying value of the worst performing underlying, the less benefit you will receive from the buffer. There is no minimum payment at maturity.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlyings:	Underlying	Initial underlying value*	Coupon barrier value**	Final barrier value**
	The SPDR® Gold Trust	$214.85	$171.881	$171.881
	The SPDR® S&P 500® ETF Trust	$504.63	$403.704	$403.704

*For each underlying, its closing value on the strike date **For each underlying, 80.00% of its initial underlying value

Aggregate stated principal amount:	$7,500,000
Stated principal amount:	$1,000 per security
Strike date:	April 23, 2024
Pricing date:	April 24, 2024
Issue date:	April 29, 2024
Final valuation date:	April 26, 2027, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	Unless earlier redeemed, April 29, 2027, subject to postponement as described under “Additional Information” below
Contingent coupon:	On each contingent coupon payment date, unless previously redeemed, the securities will pay a contingent coupon equal to 2.425% of the stated principal amount of the securities (equivalent to a contingent coupon rate of 9.70% per annum) if and only if a coupon barrier event has not occurred during the related observation period. If a coupon barrier event occurs during an observation period, you will not receive any contingent coupon payment on the related contingent coupon payment date. A coupon barrier event will occur during an observation period if the closing value of any underlying is less than its coupon barrier value on any trading day for that underlying during that observation period.
Payment at maturity:

If the securities are not redeemed prior to maturity, you will be entitled to receive at maturity for each security you then hold (in addition to the final contingent coupon payment, if applicable):

▪  If the final underlying value of the worst performing underlying is greater than or equal to its final barrier value: $1,000

▪  If the final underlying value of the worst performing underlying is less than its final barrier value:

$1,000 + [$1,000 × the buffer rate × (the underlying return of the worst performing underlying + the buffer amount)]

If the securities are not redeemed prior to maturity and the final underlying value of the worst performing underlying is less than its final barrier value, you will receive less than the stated principal amount of your securities, and possibly nothing, at maturity, and you will not receive any contingent coupon payment at maturity.

Buffer rate:	The initial underlying value of the worst performing underlying divided by its final barrier value, which is 125%
Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer(3)
Per security:	$1,000.00	$5.00	$995.00
Total:	$7,500,000.00	$37,500.00	$7,462,500.00

(Key Terms continued on next page)

(1) On the date of this pricing supplement, the estimated value of the securities is $985.20 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fiduciary accounts is $995.00 per security.

(3) CGMI will receive an underwriting fee of $5.00 for each security sold in this offering. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $5.00 for each security they sell in this offering to accounts other than fiduciary accounts.  CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-04-10 dated March 7, 2023     Underlying Supplement No. 11 dated March 7, 2023
Prospectus Supplement and Prospectus each dated March 7, 2023

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Callable Phoenix Securities Based on the Worst Performing of the SPDR® Gold Trust and the SPDR® S&P 500® ETF Trust Due April 29, 2027
KEY TERMS (continued)
Coupon barrier event:	A coupon barrier event will occur with respect to an observation period if the closing value of any underlying is less than its coupon barrier value on any trading day for that underlying during that observation period.
Observation periods:	Each observation period will consist of each day from but excluding an observation period end-date to and including the following observation period end-date, provided that the first observation period will consist of each day from but excluding the pricing date to and including the first observation period end-date.
Observation period end-dates:	July 24, 2024, October 24, 2024, January 24, 2025, April 24, 2025, July 24, 2025, October 24, 2025, January 26, 2026, April 24, 2026, July 24, 2026, October 26, 2026, January 25, 2027 and April 26, 2027
Trading day:	For any underlying, a scheduled trading day for that underlying on which a market disruption event has not occurred with respect to that underlying
Contingent coupon payment dates:	For each observation period, the third business day after the observation period end-date for such observation period, except that the contingent coupon payment date following the final observation period will be the maturity date
Redemption:	We may call the securities, in whole and not in part, for mandatory redemption on any potential redemption date upon not less than three business days’ notice. Following an exercise of our call right, you will receive for each security you then hold an amount in cash equal to $1,000 plus the related contingent coupon payment, if any.
Potential redemption dates:	The contingent coupon payment dates related to the observation period end-dates scheduled to occur on October 24, 2024, January 24, 2025, April 24, 2025, July 24, 2025, October 24, 2025, January 26, 2026, April 24, 2026, July 24, 2026, October 26, 2026 and January 25, 2027
Buffer amount:	20.00%
Final underlying value:	For each underlying, its closing value on the final valuation date
Worst performing underlying:	The underlying with the lowest underlying return
Underlying return:	For each underlying, (i) its final underlying value minus its initial underlying value, divided by (ii) its initial underlying value
CUSIP / ISIN:	17331UGB7 / US17331UGB70

April 2024	PS-2

Citigroup Global Markets Holdings Inc.
Callable Phoenix Securities Based on the Worst Performing of the SPDR® Gold Trust and the SPDR® S&P 500® ETF Trust Due April 29, 2027

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you receive a contingent coupon payment on a contingent coupon payment date as well as your payment at maturity. These events, including market disruption events and other events affecting the underlying shares, and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting, Liquidation or Termination of an Underlying ETF,” and not in this pricing supplement (except as set forth in the next paragraphs). The accompanying underlying supplement contains important disclosures regarding the underlyings that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Closing Value. The “closing value” of an underlying on any date is the closing price of its underlying shares on such date, as provided in the accompanying product supplement. The “underlying shares” of an underlying are its shares that are traded on a U.S. national securities exchange. Please see the accompanying product supplement for more information.

Dilution and Reorganization Adjustments. The initial underlying value, the coupon barrier value and the final barrier value for each underlying are each a “Relevant Value” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial underlying value, the coupon barrier value and the final barrier value for each underlying are each subject to adjustment upon the occurrence of any of the events described in that section.

Postponement of the Final Valuation Date; Postponement of the Maturity Date. If the scheduled final valuation date is not a scheduled trading day, the final valuation date will be postponed to the next succeeding scheduled trading day. In addition, if a market disruption event occurs on the scheduled final valuation date, the calculation agent may, but is not required to, postpone the final valuation date to the next succeeding scheduled trading day on which a market disruption event does not occur. However, in no event will the scheduled final valuation date be postponed more than five scheduled trading days after the originally scheduled final valuation date as a result of a market disruption event occurring on the scheduled final valuation date. If the final valuation date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be postponed to the third business day after the final valuation date as postponed. The provisions in this paragraph supersede the related provisions in the accompanying product supplement to the extent the provisions in this paragraph are inconsistent with those provisions. The terms “scheduled trading day” and “market disruption event” are defined in the accompanying product supplement.

Delisting, Liquidation or Termination of the Underlying Shares of the SPDR® Gold Trust. If a termination event occurs with respect to the SPDR® Gold Trust as described in the accompanying product supplement in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting, Liquidation or Termination of an Underlying ETF”, and if as of any date of determination the calculation agent has not selected any successor ETF that is available on such date of determination, the closing price with respect to the SPDR® Gold Trust on such date of determination will be determined by the calculation agent in good faith and in a commercially reasonable manner.

April 2024	PS-3

Citigroup Global Markets Holdings Inc.
Callable Phoenix Securities Based on the Worst Performing of the SPDR® Gold Trust and the SPDR® S&P 500® ETF Trust Due April 29, 2027

Hypothetical Examples

The table and examples below illustrate how to determine whether a contingent coupon will be paid with respect to an observation period and illustrate various hypothetical payments on the securities at maturity for a range of hypothetical final underlying values of the worst performing underlying, assuming the securities are not redeemed. The outcomes illustrated in the table are not exhaustive, and the actual payment at maturity you receive on the securities may differ from any example illustrated below.

The table and examples below are based on the following hypothetical values and assumptions in order to illustrate how the securities work and do not reflect the actual initial underlying values, coupon barrier values or final barrier values of the underlyings. For the actual initial underlying value, coupon barrier value and final barrier value of each underlying, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payments on the securities will be calculated based on the actual initial underlying value, coupon barrier value and final barrier value of each underlying, and not the hypothetical values indicated below.

Underlying	Hypothetical initial underlying value	Hypothetical coupon barrier value	Hypothetical final barrier value
SPDR® Gold Trust	$100.00	$80.00 (80.00% of its hypothetical initial underlying value)	$80.00 (80.00% of its hypothetical initial underlying value)
SPDR® S&P 500® ETF Trust	$100.00	$80.00 (80.00% of its hypothetical initial underlying value)	$80.00 (80.00% of its hypothetical initial underlying value)

For ease of analysis, figures in the table and examples below have been rounded.

Maturity Date
Hypothetical final underlying value of worst performing underlying(1)	Hypothetical percentage change from initial underlying value to final underlying value	Hypothetical cash amount(2) you receive at maturity per security
$150.00	50.00%	$1,000.00
$140.00	40.00%	$1,000.00
$130.00	30.00%	$1,000.00
$120.00	20.00%	$1,000.00
$110.00	10.00%	$1,000.00
$100.00	0.00%	$1,000.00
$90.00	-10.00%	$1,000.00
$80.00	-20.00%	$1,000.00
$79.99	-20.01%	$999.88
$70.00	-30.00%	$875.00
$60.00	-40.00%	$750.00
$50.00	-50.00%	$625.00
$40.00	-60.00%	$500.00
$30.00	-70.00%	$375.00
$20.00	-80.00%	$250.00
$10.00	-90.00%	$125.00
$0.00	-100.00%	$0.00
(1)	The final underlying value of the worst performing underlying is equal to the closing value of the worst performing underlying on the final valuation date. You will be repaid the stated principal amount of your securities if, and only if, the final underlying value of the worst performing underlying is greater than or equal to its final barrier value.

(2)	Excluding any contingent coupon payment that may be payable at maturity. You will receive a contingent coupon payment at maturity if, and only if, a coupon barrier event has not occurred with respect to the final observation period.

The examples in the first section below illustrate how to determine whether a contingent coupon will be paid with respect to an observation period. The examples in the second section below illustrate how to determine the payment at maturity on the securities, assuming the securities are not redeemed prior to maturity. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of any payment that may be made on the securities.

Hypothetical Examples of Contingent Coupon Payments with Respect to an Observation Period

The three hypothetical examples below illustrate how to determine whether a contingent coupon will be paid with respect to an observation period, assuming that the lowest closing values of the underlyings on any trading day during an observation period are as indicated below.

	Hypothetical lowest closing value of the SPDR® Gold Trust on any trading day during an observation period	Hypothetical lowest closing value of the SPDR® S&P 500® ETF Trust on any trading day during an observation period	Hypothetical payment per $1,000.00 security on related contingent coupon payment date
Example 1	$85 (greater than coupon barrier value)	$100 (greater than coupon barrier value)	$24.25 (contingent coupon is paid)
Example 2	$60 (less than coupon barrier value)	$130 (greater than coupon barrier value)	$0.00 (no contingent coupon)
Example 3	$40 (less than coupon barrier value)	$10 (less than coupon barrier value)	$0.00 (no contingent coupon)

Example 1: In this example, the closing value of each underlying is greater than its coupon barrier value on each trading day during an observation period. In this scenario, a coupon barrier event does not occur and investors in the securities would receive the contingent coupon payment on the related contingent coupon payment date.

April 2024	PS-4

Citigroup Global Markets Holdings Inc.
Callable Phoenix Securities Based on the Worst Performing of the SPDR® Gold Trust and the SPDR® S&P 500® ETF Trust Due April 29, 2027

Example 2: In this example, the closing value of the SPDR® Gold Trust is less than its coupon barrier value on at least one trading day during an observation period. As a result, investors would not receive any payment on the related contingent coupon payment date.

Investors in the securities will not receive a contingent coupon with respect to an observation period if the closing value of any underlying is less than its coupon barrier value on any trading day for that underlying during that observation period, even if only one underlying experiences a coupon barrier event and even if the closing value of that underlying is greater than its coupon barrier value on each other trading day during that observation period.

Example 3: In this example, the closing value of each underlying is less than its coupon barrier value on at least one trading day during an observation period. In this scenario, investors would not receive any payment on the related contingent coupon payment date.

Hypothetical Examples of the Payment at Maturity on the Securities

The next three hypothetical examples illustrate the calculation of the payment at maturity on the securities, assuming that the securities have not been earlier redeemed and that the final underlying values of the underlyings are as indicated below.

	Hypothetical final underlying value of the SPDR® Gold Trust	Hypothetical final underlying value of the SPDR® S&P 500® ETF Trust	Hypothetical payment at maturity per $1,000.00 security
Example 4	$120 (underlying return = ($120 - $100) / $100 = 20%)	$140 (underlying return = ($140 - $100) / $100 = 40%)	$1,000.00, plus the contingent coupon payment, if any
Example 5	$120 (underlying return = ($120 - $100) / $100 = 20%)	$50 (underlying return = ($50 - $100) / $100 = -50%)	$625.00
Example 6	$20 (underlying return = ($20 - $100) / $100 = -80%)	$40 (underlying return = ($40 - $100) / $100 = -60%)	$250.00

Example 4: On the final valuation date, the SPDR® Gold Trust has the lowest underlying return and, therefore, is the worst performing underlying. In this scenario, the final underlying value of the worst performing underlying is greater than its final barrier value. Accordingly, at maturity, you would receive the stated principal amount of the securities plus the contingent coupon payment, if any, due at maturity, but you would not participate in the appreciation of any of the underlyings.

Example 5: On the final valuation date, the SPDR® S&P 500® ETF Trust has the lowest underlying return and, therefore, is the worst performing underlying. In this scenario, the final underlying value of the worst performing underlying is less than its final barrier value. Accordingly, at maturity, you would receive a payment per security calculated as follows:

Payment at maturity = $1,000 + [$1,000 × the buffer rate × (the underlying return of the worst performing underlying + the buffer amount)]

= $1,000 + [$1,000 × 1.25 × (-50% + 20%)]

= $1,000 + [$1,000 × 1.25 × (-30%)]

= $1,000 + -$375.00

= $625.00

In this scenario, you would receive significantly less than the stated principal amount of your securities at maturity. Because the final underlying value of the worst performing underlying is less than its final barrier value, you will lose more than 1% of the stated principal amount of your securities for every 1% by which the final underlying value has declined beyond the buffer amount. In addition, because the final underlying value of the worst performing underlying is below its coupon barrier value, a coupon barrier event has necessarily occurred and you would not receive any contingent coupon payment at maturity.

Example 6: On the final valuation date, the SPDR® Gold Trust has the lowest underlying return and, therefore, is the worst performing underlying. In this scenario, the final underlying value of the worst performing underlying is less than its final barrier value. Accordingly, at maturity, you would receive a payment per security calculated as follows:

Payment at maturity = $1,000 + [$1,000 × the buffer rate × (the underlying return of the worst performing underlying + the buffer amount)]

= $1,000 + [$1,000 × 1.25 × (-80% + 20%)]

= $1,000 + [$1,000 × 1.25 × (-60%)]

= $1,000 + -$750.00

= $250.00

In this scenario, you would receive significantly less than the stated principal amount of your securities at maturity. Because the final underlying value of the worst performing underlying is less than its final barrier value, you will lose more than 1% of the stated principal amount of your securities for every 1% by which the final underlying value of the worst performing underlying has declined beyond the buffer amount. A comparison of this example with the previous example illustrates the diminishing benefit of the buffer the greater the depreciation of the worst performing underlying. In addition, because the final underlying value of the worst performing underlying is below its coupon barrier value, a coupon barrier event has necessarily occurred and you would not receive any contingent coupon payment at maturity.

It is possible that the closing value of at least one underlying will be less than its coupon barrier value on at least one trading day for that underlying during each observation period and that the final underlying value of the worst performing underlying will be less than its final barrier value, such that you will not receive any contingent coupon payments over the term of the securities and will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

April 2024	PS-5

Citigroup Global Markets Holdings Inc.
Callable Phoenix Securities Based on the Worst Performing of the SPDR® Gold Trust and the SPDR® S&P 500® ETF Trust Due April 29, 2027

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with each underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not redeemed prior to maturity and the final underlying value of the worst performing underlying is less than its final barrier value, you will lose more than 1% of the stated principal amount of the securities for every 1% by which the final underlying value of the worst performing underlying has declined beyond the buffer amount. You should understand that any decline in the final underlying value of the worst performing underlying beyond the buffer amount will result in a magnified loss to your investment by the buffer rate, which will progressively offset any protection that the buffer amount would offer. The lower the final underlying value of the worst performing underlying, the less benefit you will receive from the buffer. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	You will not receive any contingent coupon for any observation period during which a coupon barrier event occurs. A contingent coupon payment will be made on a contingent coupon payment date if and only if a coupon barrier event does not occur during the related observation period. A coupon barrier event will occur with respect to an observation period if the closing value of any underlying is less than its coupon barrier value on any trading day for that underlying during that observation period. If a coupon barrier event occurs during any observation period, you will not receive any contingent coupon payment on the related contingent coupon payment date. If a coupon barrier event occurs during each of the observation periods, you will not receive any contingent coupon payments over the term of the securities.

▪	The contingent coupon payments are contingent on the closing value of each underlying on each trading day throughout the observation periods. Whether the contingent coupon payment will be made with respect to an observation period will be based on the closing value of each underlying on each trading day during that observation period. If the closing value of any underlying is less than its coupon barrier value on any trading day during an observation period, you will not receive a contingent coupon payment on the related contingent coupon payment date, even if only one underlying experiences a coupon barrier event and even if the closing value of that underlying is greater than its coupon barrier value on each other trading day during that observation period. As a result, the potential to receive a contingent coupon payment with respect to an observation period can be knocked out by a temporary event that affects only one underlying on only one day during that observation period.

▪	Higher contingent coupon rates are associated with greater risk. The securities offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risk that you may not receive a contingent coupon payment on one or more, or any, contingent coupon payment dates and the risk that the value of what you receive at maturity may be significantly less than the stated principal amount of your securities and may be zero. The volatility of, and correlation between, the closing values of the underlyings are important factors affecting these risks. Greater expected volatility of, and lower expected correlation between, the closing values of the underlyings as of the pricing date may result in a higher contingent coupon rate, but would also represent a greater expected likelihood as of the pricing date that a coupon barrier event will occur during one or more observation periods, such that you will not receive one or more, or any, contingent coupon payments during the term of the securities and that the final underlying value of the worst performing underlying will be less than its final barrier value, such that you will not be repaid the stated principal amount of your securities at maturity.

▪	The securities are subject to heightened risk because they have multiple underlyings. The securities are more risky than similar investments that may be available with only one underlying. With multiple underlyings, there is a greater chance that any one underlying will perform poorly, adversely affecting your return on the securities.

▪	The securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. You are subject to risks associated with each of the underlyings. If any one underlying performs poorly, you will be negatively affected. The securities are not linked to a basket composed of the underlyings, where the blended performance of the underlyings would be better than the performance of the worst performing of the underlyings alone. Instead, you are subject to the full risks of whichever of the underlyings is the worst performing of the underlyings.

▪	You will not benefit in any way from the performance of any better performing underlying. The return on the securities depends solely on the performance of the worst performing of the underlyings, and you will not benefit in any way from the performance of any better performing underlying.

▪	You will be subject to risks relating to the relationship between the underlyings. It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that their closing values tend to increase or decrease at similar times and by

April 2024	PS-6

Citigroup Global Markets Holdings Inc.
Callable Phoenix Securities Based on the Worst Performing of the SPDR® Gold Trust and the SPDR® S&P 500® ETF Trust Due April 29, 2027

similar magnitudes. By investing in the securities, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. It is impossible to predict what the relationship between the underlyings will be over the term of the securities. The underlyings differ in significant ways and, therefore, may not be correlated with each other.

▪	You may not be adequately compensated for assuming the downside risk of the worst performing underlying. The potential contingent coupon payments on the securities are the compensation you receive for assuming the downside risk of the worst performing underlying, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the contingent coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the worst performing underlying, but also for all of the other risks of the securities, including the risk that the securities may be redeemed prior to maturity, interest rate risk and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the worst performing underlying.

▪	We may redeem the securities at our option, which will limit your ability to receive the contingent coupon payments. We may redeem the securities on any potential redemption date. In the event that we redeem the securities, you will receive the stated principal amount of your securities and the related contingent coupon payment, if any. Thus, the term of the securities may be limited. If we redeem the securities prior to maturity, you will not receive any additional contingent coupon payments. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk. If we redeem the securities prior to maturity, it is likely to be at a time when the underlyings are performing in a manner that would otherwise have been favorable to you. By contrast, if the underlyings are performing unfavorably from your perspective, we are less likely to redeem the securities. If we redeem the securities, we will do so at a time that is advantageous to us and without regard to your interests.

▪	The securities offer downside exposure to the worst performing underlying, but no upside exposure to any underlying. You will not participate in any appreciation in the value of any underlying over the term of the securities. Consequently, your return on the securities will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on any underlying over the term of the securities. In addition, as an investor in the securities, you will not receive any dividends or other distributions or have any other rights with respect to any of the underlyings.

▪	What you receive at maturity depends on the closing value of the worst performing underlying on a single day. If the closing value of the worst performing underlying on the final valuation date is less than its final barrier value, you will not receive the full stated principal amount of your securities at maturity, even if the closing value of the worst performing underlying is greater than its final barrier value on other dates during the term of the securities. If you had invested directly in the underlyings or in another instrument linked to the underlyings that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing values of the underlyings, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the placement fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of, and correlation between, the closing values of the underlyings, dividend yields on the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set

April 2024	PS-7

Citigroup Global Markets Holdings Inc.
Callable Phoenix Securities Based on the Worst Performing of the SPDR® Gold Trust and the SPDR® S&P 500® ETF Trust Due April 29, 2027

forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing values of the underlyings, the volatility of, and correlation between, the closing values of the underlyings, dividend yields on the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing values of the underlyings may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	The securities are subject to risks associated with gold. The investment objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion, less the expenses of the SPDR® Gold Trust’s operations. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.

▪	There are risks relating to commodities trading on the London Bullion Market Association. The investment objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion, less the expenses of the SPDR® Gold Trust’s operations. The price of gold is determined by the London Bullion Market Association (“LBMA”) or an independent service provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA gold price as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market, which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of LBMA contracts. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA gold price, which could adversely affect the value of the securities. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA gold price.

▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The underlying shares of the SPDR® Gold Trust are linked to a single commodity and not to a diverse basket of commodities or a broad-based commodity index. The underlying commodity may not correlate to the price of commodities generally and may diverge significantly

April 2024	PS-8

Citigroup Global Markets Holdings Inc.
Callable Phoenix Securities Based on the Worst Performing of the SPDR® Gold Trust and the SPDR® S&P 500® ETF Trust Due April 29, 2027

from the prices of commodities generally. As a result, the securities carry greater risk and may be more volatile than securities linked to the prices of more commodities or a broad-based commodity index.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Our offering of the securities does not constitute a recommendation of any underlying by CGMI or its affiliates or by the placement agents or their affiliates. The fact that we are offering the securities does not mean that we believe, or that the placement agents or their affiliates believe, that investing in an instrument linked to the underlyings is likely to achieve favorable returns. In fact, as we and the placement agents are part of global financial institutions, our affiliates and the placement agents and their affiliates may have positions (including short positions) in the stocks that constitute the underlyings or in instruments related to the underlyings or such stocks over the term of the securities, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates or the placement agents or their affiliates may affect the level of the underlyings in a way that has a negative impact on your interests as a holder of the securities.

▪	The closing value of an underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions in the underlyings or in financial instruments related to the underlyings and may adjust such positions during the term of the securities. Our affiliates and the placement agents and their affiliates also take positions in the underlyings or in financial instruments related to the underlyings on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates or the placement agents or their affiliates while the value of the securities declines.

▪	We and our affiliates or the placement agents or their affiliates may have economic interests that are adverse to yours as a result of our affiliates’ or their business activities. Our affiliates or the placement agents or their affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates or the placement agents or their affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates or the placement agents or their affiliates may acquire non-public information, which will not be disclosed to you.

▪	Even if an underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid by an underlying unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing value of that underlying on the date of declaration of the dividend. Any dividend will reduce the closing value of the underlying by the amount of the dividend per share. If an underlying pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing value of an underlying. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional underlying share issuances. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares of an underlying would not.

▪	The securities may become linked to an underlying other than an original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying shares of that original underlying. For example, if an underlying enters into a merger agreement that provides for holders of its underlying shares to receive shares of another entity and such shares are marketable securities, the closing value of that underlying following consummation of the merger will be based on the value of such other shares. Additionally, if the underlying shares of an underlying are delisted, the calculation agent may select a successor underlying. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF” in the accompanying product supplement.

▪	The value and performance of the underlying shares of the SPDR® S&P 500® ETF Trust may not completely track the performance of the underlying index that it seeks to track or the net asset value per share of the SPDR® S&P 500® ETF Trust. The SPDR® S&P 500® ETF Trust does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of the SPDR® S&P 500® ETF Trust will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the performance of the SPDR® S&P 500® ETF Trust and its underlying index. In addition, corporate actions with respect to the equity securities held by the SPDR® S&P 500® ETF Trust (such as mergers and spin-offs) may impact the variance between the performance of that underlying and its underlying index. Finally, because the underlying shares of the SPDR® S&P 500® ETF Trust are traded on an exchange and are subject to market supply and investor demand, the closing value of the SPDR® S&P 500® ETF Trust may differ from the net asset value per share of the SPDR® S&P 500® ETF Trust.

April 2024	PS-9

Citigroup Global Markets Holdings Inc.
Callable Phoenix Securities Based on the Worst Performing of the SPDR® Gold Trust and the SPDR® S&P 500® ETF Trust Due April 29, 2027

During periods of market volatility, securities included in the SPDR® S&P 500® ETF Trust’s underlying index may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the SPDR® S&P 500® ETF Trust and the liquidity of the SPDR® S&P 500® ETF Trust may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the SPDR® S&P 500® ETF Trust. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the underlying shares of the SPDR® S&P 500® ETF Trust. As a result, under these circumstances, the closing value of the SPDR® S&P 500® ETF Trust may vary substantially from its net asset value per share. For all of the foregoing reasons, the performance of the SPDR® S&P 500® ETF Trust may not correlate with the performance of its underlying index and/or its net asset value per share, which could materially and adversely affect the value of the securities and/or reduce your return on the securities.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

▪	Changes that affect the underlyings may affect the value of your securities. The sponsors of the underlyings may at any time make methodological changes or other changes in the manner in which they operate that could affect the values of the underlyings. We are not affiliated with any such underlying sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could adversely affect the performance of the underlyings and the value of and your return on the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the securities, we intend to so withhold.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

April 2024	PS-10

Citigroup Global Markets Holdings Inc.
Callable Phoenix Securities Based on the Worst Performing of the SPDR® Gold Trust and the SPDR® S&P 500® ETF Trust Due April 29, 2027

Information About the SPDR® Gold Trust

The SPDR® Gold Trust is an investment trust sponsored by World Gold Trust Services, LLC (“World Gold”). The investment objective of the SPDR® Gold Trust is for the underlying shares to reflect the performance of the price of gold bullion (the “underlying commodity”), less the SPDR® Gold Trust’s expenses. The SPDR® Gold Trust holds gold bars and from time to time, issues blocks of shares in exchange for deposits of gold and distributes gold in connection with the redemption of blocks of shares.

Information provided to or filed with the SEC by the SPDR® Gold Trust pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-263087 and 001-32356, respectively, through the SEC’s website at http://www.sec.gov. The underlying shares of the SPDR® Gold Trust trade on the NYSE Arca under the ticker symbol “GLD.”

Please refer to the section “Fund Descriptions— The SPDR® Gold Trust” in the accompanying underlying supplement for additional information.

We have derived all information regarding the SPDR® Gold Trust from publicly available information and have not independently verified any information regarding the SPDR® Gold Trust. This pricing supplement relates only to the securities and not to the SPDR® Gold Trust. We make no representation as to the performance of the SPDR® Gold Trust over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the SPDR® Gold Trust is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the SPDR® Gold Trust on April 24, 2024 was $214.64.

The graph below shows the closing value of the SPDR® Gold Trust for each day such price was available from January 2, 2014 to April 24, 2024. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

SPDR® Gold Trust – Historical Closing Values January 2, 2014 to April 24, 2024

* The red line indicates the coupon barrier value and final barrier value of $171.881, equal to 80.00% of the closing value on April 23, 2024.

April 2024	PS-11

Citigroup Global Markets Holdings Inc.
Callable Phoenix Securities Based on the Worst Performing of the SPDR® Gold Trust and the SPDR® S&P 500® ETF Trust Due April 29, 2027

Information About the SPDR® S&P 500® ETF Trust

The SPDR® S&P 500® ETF Trust is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the performance of the S&P 500® Index. The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets.

The SPDR® S&P 500® ETF Trust is managed by State Street Bank and Trust Company (“SSBTC”), as trustee of the SPDR® S&P 500® ETF Trust and PDR Services LLC (“PDRS”), as sponsor of the SPDR® S&P 500® ETF Trust. Information provided to or filed with the Securities and Exchange Commission (the “SEC”) by the SPDR® S&P 500® ETF Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-46080 and 811-06125, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the SPDR® S&P 500® ETF Trust trade on the NYSE Arca under the ticker symbol “SPY.”

Please refer to the section “Fund Descriptions—The SPDR® S&P 500® ETF Trust” in the accompanying underlying supplement for additional information.

We have derived all information regarding the SPDR® S&P 500® ETF Trust from publicly available information and have not independently verified any information regarding the SPDR® S&P 500® ETF Trust. This pricing supplement relates only to the securities and not to the SPDR® S&P 500® ETF Trust. We make no representation as to the performance of the SPDR® S&P 500® ETF Trust over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the SPDR® S&P 500® ETF Trust is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the shares of the SPDR® S&P 500® ETF Trust on April 24, 2024 was $505.41.

The graph below shows the closing value of the shares of the SPDR® S&P 500® ETF Trust for each day such price was available from January 2, 2014 to April 24, 2024. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

SPDR® S&P 500® ETF Trust – Historical Closing Values January 2, 2014 to April 24, 2024

* The red line indicates the coupon barrier value and final barrier value of $403.704, equal to 80.00% of the closing value on April 23, 2024.

April 2024	PS-12

Citigroup Global Markets Holdings Inc.
Callable Phoenix Securities Based on the Worst Performing of the SPDR® Gold Trust and the SPDR® S&P 500® ETF Trust Due April 29, 2027

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the securities are uncertain, persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the securities, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2025 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

April 2024	PS-13

Citigroup Global Markets Holdings Inc.
Callable Phoenix Securities Based on the Worst Performing of the SPDR® Gold Trust and the SPDR® S&P 500® ETF Trust Due April 29, 2027

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $5.00 for each security sold in this offering.  J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $5.00 for each security they sell in this offering to accounts other than fiduciary accounts.  The amount of the underwriting fee to CGMI will be equal to the placement fee paid to the placement agents.  CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts.  In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus. For the avoidance of doubt, the fees and commissions described on the cover of this pricing supplement will not be rebated or subject to amortization if we redeem the securities prior to maturity.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately six months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Karen Wang, Senior Vice President – Corporate Securities Issuance Legal of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 14, 2024, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on February 14, 2024, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

April 2024	PS-14

Citigroup Global Markets Holdings Inc.
Callable Phoenix Securities Based on the Worst Performing of the SPDR® Gold Trust and the SPDR® S&P 500® ETF Trust Due April 29, 2027

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Karen Wang, Senior Vice President – Corporate Securities Issuance Legal of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Karen Wang, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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April 2024	PS-15